Exhibit 2.1

SEPARATION AGREEMENT

BY AND BETWEEN

MALLINCKRODT PLC

AND

PAR HEALTH, INC.

DATED AS OF NOVEMBER 10, 2025

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		2
1.1	Certain Defined Terms	2
1.2	Additional Defined Terms	16

ARTICLE II THE SEPARATION		18

2.1	Transfer of Assets and Assumption of Liabilities	18
2.2	SpinCo Assets; Parent Assets	21
2.3	SpinCo Liabilities; Parent Liabilities	24
2.4	Approvals and Notifications	26
2.5	Novation of Liabilities	30
2.6	Release of Guarantees	31
2.7	Termination of Agreements	33
2.8	Treatment of Shared Contracts	34
2.9	Bank Accounts; Cash Balances	35
2.10	Ancillary Agreements	35
2.11	Disclaimer of Representations and Warranties	36
2.12	SpinCo Financing Arrangements	36
2.13	Transition Committee	37

ARTICLE III THE REDEMPTION		37

3.1	Sole and Absolute Discretion; Cooperation	37
3.2	Actions Prior to the Redemption	38
3.3	Conditions to the Redemption	39
3.4	The Redemption	41

ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		46

4.1	Release of Pre-Redemption Claims	46
4.2	Indemnification by SpinCo	49
4.3	Indemnification by Parent	49
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	50
4.5	Procedures for Indemnification of Third-Party Claims	51
4.6	Additional Matters	54
4.7	Right of Contribution	55
4.8	Covenant Not to Sue	55
4.9	Remedies Cumulative	56
4.10	Survival of Indemnities	56

ARTICLE V CERTAIN OTHER MATTERS		56

5.1	Insurance Matters	56
5.2	Payment Terms	59
5.3	Treatment of Payments for Tax Purposes	60

-i-

5.4	Inducement	60
5.5	Post-Effective Time Conduct	60

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		60

6.1	Agreement for Exchange of Information	60
6.2	Ownership of Information	62
6.3	Compensation for Providing Information	62
6.4	Record Retention	62
6.5	Limitations of Liability	62
6.6	Other Agreements Providing for Exchange of Information	63
6.7	Production of Witnesses; Records; Cooperation	63
6.8	Privileged Matters	64
6.9	Confidentiality	66
6.10	Protective Arrangements	67
6.11	Commingled Records	68

ARTICLE VII DISPUTE RESOLUTION		68

7.1	Transition Committee	68
7.2	Good-Faith Officer Negotiation	69
7.3	CEO Negotiation	69
7.4	Mediation	69
7.5	Litigation	70
7.6	Conduct During Dispute Resolution Process	70

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		70

8.1	Further Assurances	70
8.2	Use of Marks	71
8.3	Non-Competition	73
8.4	Patent Covenant Not to Sue	77
8.5	Other Intellectual Property Cross-License	78

ARTICLE IX TERMINATION		77

9.1	Termination	77
9.2	Effect of Termination	77

ARTICLE X MISCELLANEOUS		77

10.1	Counterparts; Entire Agreement; Corporate Power	77
10.2	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	78
10.3	Assignability	79
10.4	Third-Party Beneficiaries	80
10.5	Notices	80
10.6	Severability	81
10.7	Force Majeure	81
10.8	No Set-Off	82
10.9	Expenses	82
10.10	Headings	82
10.11	Survival	82
10.12	Waivers of Default	82
10.13	Specific Performance	82
10.14	Amendments	83

-ii-

10.15	Interpretation	83
10.16	Limitations of Liability	83
10.17	Performance	84
10.18	Mutual Drafting; Precedence	84

-iii-

SCHEDULES

Schedule 1.1	Parent Products
Schedule 1.2	Other SpinCo Contracts
Schedule 1.3(a)	SpinCo Registered Intellectual Property
Schedule 1.4	SpinCo Real Property Leases
Schedule 1.5	SpinCo Technology
Schedule 1.6	Exclusions from SpinCo Technology
Schedule 1.7	Transferred Entities
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)(xiv)	Other SpinCo Assets
Schedule 2.2(b)(iv)	Specified Parent Technology
Schedule 2.2(b)(xii)	Other Parent Assets
Schedule 2.3(a)(iv)	SpinCo Liabilities – Discontinued or Divested Businesses
Schedule 2.3(a)(vii)	Other SpinCo Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.4(a)	Approvals and Notifications for SpinCo Assets and Liabilities
Schedule 2.4(b)	Delayed SpinCo Transfers
Schedule 2.6(a)(i)	Release of Guarantees – Obligations of Parent to be Released
Schedule 2.6(a)(ii)	Release of Guarantees – Obligations of SpinCo to be Released
Schedule 2.7(b)(ii)	Termination of Agreements – Agreements that Should Not Terminate
Schedule 2.8	Shared Contracts
Schedule 2.12(a)	SpinCo Financing Arrangements
Schedule 2.13	Initial Transition Committee Members
Schedule 4.3(e)	Specified Parent Information
Schedule 5.1(d)	D&O Insurance Policy
Schedule 8.2(a)(ii)	Specified Parent Marks
Schedule 8.2(b)(ii)	Specified SpinCo Marks

-iv-

EXHIBITS

Exhibit A	Sample Certification Form

Exhibit B	Information Statement

Exhibit C	Form of Amended and Restated Bylaws of Par Health, Inc.

Exhibit D	Form of Amended and Restated Certificate of Incorporation of Par Health, Inc.

-v-

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of November 10, 2025 (this “Agreement”), is by and between Mallinckrodt plc, a public limited company incorporated in Ireland (“Parent”), and Par Health, Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, Parent currently owns and operates both the Parent Business and the SpinCo Business;

WHEREAS, on March 13, 2025, Parent announced an intention to separate the SpinCo Business following the closing of the Merger (as defined below), if approved by the board of directors of Parent (the “Parent Board”) and subject to the satisfaction of certain other conditions;

WHEREAS, on July 31, 2025, pursuant to that certain Transaction Agreement, dated as of March 13, 2025, by and among Parent, Endo, Inc., a Delaware corporation (which has been converted into Endo LP, a Delaware limited partnership, “Endo”), and Salvare Merger Sub LLC, a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Endo, with Endo continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Parent Board has determined that it is in the best interests of Parent and its shareholders to create a new privately held company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”), which Separation was substantially completed on or prior to July 31, 2025 pursuant to the Separation Step Plan, and, following the Separation, to effect the Redemption (as defined herein) and the other transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the Redemption;

WHEREAS, for U.S. federal income tax purposes, (x)(i) the contribution by Parent of the SpinCo Assets to SpinCo in exchange for the assumption of the SpinCo Liabilities, and the actual or deemed issuance of additional SpinCo Shares (the “Contribution”) and the receipt of the SpinCo Allocation by the Qualified Shareholders pursuant to the Redemption, taken together, are intended to qualify as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code and (ii) accordingly, the receipt of the SpinCo Allocation by the Qualified Shareholders is intended to be generally tax-free to such Qualified Shareholders under Section 355(a) of the Code and (y) the receipt of the Cash Allocation by the Non-Qualified Shareholders is intended to constitute a distribution by Parent to the Non-Qualified Shareholders subject to Section 301 of the Code;

WHEREAS, for U.S. federal income tax purposes, this Agreement (including the Separation Step Plan attached hereto as Schedule 2.1(a)) is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, SpinCo and Parent have prepared, and Parent has filed with the SEC on a Current Report on Form 8-K, an Information Statement which sets forth disclosure concerning SpinCo, the Separation and the Redemption;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Redemption and certain other agreements that will govern certain matters relating to the Separation and the Redemption and the relationship of Parent, SpinCo and the members of their respective Groups following the Redemption; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Redemption, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1            Certain Defined Terms.

For the purpose of this Agreement, the following terms shall have the following meanings.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Actually Realized” shall have the meaning set forth in the Tax Matters Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (as applicable) (but only agreements as to which no Third Party is a party) in connection with the Separation, the Redemption, or any other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Manufacturing and Supply Agreement, the Lease Agreement, the Transfer Documents and any other agreement that by its express terms provides that it shall be an Ancillary Agreement for purposes of this Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Articles of Association” shall mean the articles of association of Parent in effect as of the date of this Agreement, as may be amended from time to time;

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, Permit or other arrangement.

“Business” shall mean either the SpinCo Business or the Parent Business, as the context requires.

“Certification Form” shall mean a certification form made available by the Redemption Agent, that requires each Record Holder (and/or Street Name Holder, where applicable) to certify, among other things, whether such Person is a Qualified Shareholder or a Non-Qualified Shareholder as of the Record Date (provided that any such certification may be executed in paper or by electronic format (as may be determined by Parent), including through a website, by PDF and/or using electronic signatures). A watermarked copy of the Certification Form made available in paper form is attached as Exhibit A hereto (as may be amended from time to time by Parent).

“Certification Procedures” means (i) the return by a Qualified Shareholder or a Non-Qualified Shareholder (and by a Record Holder that is a bank, broker or similar organization in the case of clauses (b) and (c)), and the receipt thereof by Parent, of (a) a Certification Form, duly, truthfully and accurately completed and validly executed in accordance with the instructions thereto (provided that any such certification may be executed in paper or by electronic format (as may be determined by Parent), including through a website, by PDF and/or using electronic signatures), (b) a validly executed appropriate IRS Form W-8 or IRS Form W-9, as applicable, and any other documentation and attachments as may be required to establish that any payment made to such Qualified Shareholder or Non-Qualified Shareholder (and any Record Holder that is a bank, broker or similar organization receiving such payment for the benefit of such Qualified Shareholder or Non-Qualified Shareholder, if applicable) is not subject to U.S. backup withholding tax, and (c) such other documents or confirmations as may be reasonably required by the Redemption Agent or Parent to facilitate the allotment or payment of the Redemption Consideration, in each case, prior to the expiration of the Escrow Period; (ii) the procedures of the Redemption Agent as approved by Parent from time to time relating to the verification of the satisfaction of the requirements described in clause (i) and the authenticity or veracity of a Certification Form or its contents; and (iii) such other procedures as may be approved by Parent from time to time for the purposes of facilitating or securing compliance with applicable Law in connection with the Redemption.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies Act 2014” shall mean the Companies Act 2014 of Ireland, as amended.

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, bond, mortgage, instrument, concession, option, lease, promise, arrangement, release, warranty, franchise, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Disclosure Document” shall mean any information statement (including the Information Statement), periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Contribution, the Separation or the Redemption or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Effective Time” shall mean 12:01 a.m., United States Eastern Standard Time, on the Redemption Date, or such other time on the Redemption Date as is approved by the Parent Board.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Redemption or any other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, equipment upgrades or replacements, asbestos survey and removal costs, property damages, personal injury damages and costs of compliance, including with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escrow Account” shall mean the escrow account established by Parent with the Redemption Agent to receive any SpinCo Shares that have not been allocated to Qualified Shareholders at the Effective Time and any such replacement account as may be approved by Parent for such purposes from time to time.

“Escrow Period” shall mean the period of time beginning immediately after the Effective Time and ending at 11:59 p.m., United States Eastern Standard Time on November 10, 2026 being the twelve month anniversary of the Redemption Date.

“Excess SpinCo Shares” shall mean the SpinCo Shares in the Escrow Account not allocated to Qualified Shareholders prior to the expiration of the Escrow Period, being the SpinCo Shares that (a) would otherwise have been allocated to Non-Qualified Shareholders had they been Qualified Shareholders; or (b) would otherwise have been allocated to other Record Holders that have not satisfied the applicable Certification Procedures as Qualified Shareholders prior to the expiration of the Escrow Period.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information Statement” shall mean the information statement (including a copy of a sample Certification Form and the Notice of Intention to Redeem) made available to the holders of Parent Shares in connection with the Redemption, as filed with the SEC as an exhibit to a Current Report on Form 8-K of Parent on October 30, 2025, and attached as Exhibit B, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

“Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches, and data communication lines), network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, and all documentation therefor.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

“Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs (“Patents”), (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”), (c) rights in Internet domain names, uniform resource locators, Internet Protocol addresses, social media accounts, handles and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”), (d) copyrights and any other equivalent rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing, (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”), and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Agreement” shall mean the Lease Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Redemption or any other transactions contemplated by this Agreement, as it may be amended from time to time.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, Taxes, remediation, deficiencies, reimbursement obligations in respect of letters of credit, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages (including any indirect, punitive, exemplary, remove, speculative or similar damages), penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Manufacturing and Supply Agreement” shall mean the Manufacturing and Supply Agreement to be entered into by and between Par Health USA, LLC and Endo Biologics Limited in connection with the Separation, the Redemption or any other transactions contemplated by this Agreement, as it may be amended from time to time.

“Non-Qualified Shareholder” shall mean a Record Holder or Street Name Holder as of the Record Date that has complied with the Certification Procedures and that has returned a Certification Form, duly, truthfully and accurately completed and validly executed in accordance with the instructions thereto, certifying (among other things) that such Record Holder or Street Name Holder (as the case may be) is not a Qualified Shareholder.

“Notice of Intention to Redeem” shall mean the notice of intention to redeem issued by Parent on October 24, 2025 reflecting its non-binding intention to acquire, by way of a share redemption pursuant to the provisions of Section 105 of the Companies Act 2014 and pursuant to Article 3(d) of the Articles of Association, all of the Parent Preferred Shares in the issued share capital of Parent.

“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business, and shall include the business, operations and activities of the research, development, manufacture, commercialization, use, marketing or distribution of the products identified on Schedule 1.1 hereto.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Marks” shall mean the names, marks, and Trademarks of either Party or any member of its Group using, consisting of or containing “ENDO,” “ENDP,” or the Endo logo, either alone or in combination with other words or elements, and all names, marks, or Trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Parent Ordinary Shares” shall mean the ordinary shares, nominal value $0.01 per share, of Parent.

“Parent Policies” shall mean Policies and claim administration contracts of any kind in place as of the Effective Time for which one or more members of the Parent Group are named insureds as of immediately prior to the Effective Time.

“Parent Preferred Shares” shall mean the 2025 preferred shares, nominal value $0.001 per share, of Parent issued on or around October 10, 2025 and governed by the Parent Preferred Share Terms.

“Parent Preferred Share Terms” shall mean the terms governing the Parent Preferred Shares adopted pursuant to the resolutions of the Parent Board on September 10, 2025.

“Parent Register of Members” shall mean the relevant statutory register of members of Parent under applicable Laws, denoting the registered shareholders of Parent.

“Parent Shared Policies” shall mean Parent Policies for which one or more members of the SpinCo Group are additional insureds as of immediately prior to the Effective Time.

“Parent Shares” shall mean the Parent Ordinary Shares and the Parent Preferred Shares, together.

“Parties” shall mean the parties to this Agreement.

“Per Share Cash Amount” shall mean $0.000424786467775745, being the SpinCo Value divided by the total number of Parent Preferred Shares at the Record Date.

“Per Share Excess Cash Amount” shall mean an amount in cash that the Parent Board determines is equal to the value of the Per Share Excess Stock Amount as of the Redemption Date, being (a) (i) the SpinCo Value divided by (ii) the total number of Parent Preferred Shares on the Record Date held by Qualified Shareholders that have satisfied the applicable Certification Procedures prior to the expiration of the Escrow Period less (b) the Per Share Cash Amount.

“Per Share Excess Stock Amount” shall mean the number (“A”) of SpinCo Shares derived from the following formula:

 A = B/C

 where:

 “B” is the total number of Excess SpinCo Shares;

 “C” is the total number of Parent Preferred Shares on the Record Date held by Qualified Shareholders that have satisfied the applicable Certification Procedures prior to the expiration of the Escrow Period.

“Per Share Stock Amount” shall mean 0.0000219471513 SpinCo Shares.

“Permit” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance Contracts of any kind, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Qualified Shareholder” shall mean a Record Holder or Street Name Holder as of the Record Date that has complied with the Certification Procedures and that has returned a Certification Form, duly, truthfully and accurately completed and validly executed in accordance with the instructions thereto, certifying (among other things) that such Record Holder or Street Name Holder (as the case may be) is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “Qualified Institutional Buyer”), an institutional accredited investor (an “accredited investor” as defined in clauses (1), (2), (3), (7), (8), (9), (12) and (13) of Rule 501(a) under the Securities Act) (an “Institutional Accredited Investor”) or a director or officer of Parent or SpinCo as of the Redemption Date who is also an accredited investor (as defined in Rule 501(a) under the Securities Act).

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean 5:30 p.m. (United States Eastern Standard Time) on October 27, 2025, or another time and/or date if determined by the Parent Board as the record date for determining holders of Parent Preferred Shares entitled to receive the right to SpinCo Shares or cash pursuant to the Redemption.

“Record Holders” shall mean the holders of record of Parent Preferred Shares as of the Record Date, as reflected in the Parent Register of Members.

“Redemption Agent” shall mean Computershare Trust Company, N.A. (or one or more affiliates thereof), or such other trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and/or registrar for the SpinCo Shares in connection with the Redemption.

“Redemption Date” shall mean the date of the consummation of the Redemption, which shall be determined by the Parent Board in its sole and absolute discretion in accordance with the Articles of Association and the Parent Preferred Share Terms.

“Registered IP” shall mean all Intellectual Property Rights that are issued, registered or applied-for under the authority of any Governmental Authority, and all registered Internet Properties.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Contract” shall mean any Contract between a member of either Group and a Third Party existing as of immediately prior to the Effective Time that relates in any material respect to both the SpinCo Businesses and the Parent Business.

“Shared Policies” shall mean the Parent Shared Policies and the SpinCo Shared Policies.

“Specified Shared Contract” shall means any Shared Contract that (a) is set forth on Schedule 2.8 or (b) was identified in good faith prior to the Effective Time as a Shared Contract in connection with the Parties’ separation efforts and assigned to one Party or any member of its Group without assigning the portion of such Shared Contract that relates to the other Party’s business to such other Party or the applicable member(s) of its Group.

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of June 27, 2025, as presented in the Information Statement.

“SpinCo Books and Records” shall mean all books and records to the extent used in or necessary, as of immediately prior to the Effective Time, for the operation of the SpinCo Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including, among other things, regulatory dossiers, correspondence and related documentation, clinical data and study reports, pre-clinical data and study reports, analytical data and reports, formulation data and reports, lab notebooks, manufacturing processes and batch records); provided, that SpinCo Books and Records shall not include any board materials of Parent or any predecessor of Parent, including the board minutes of Parent or any such predecessor, material that Parent is not permitted by applicable Law or agreement to disclose or transfer to SpinCo; provided, further, that SpinCo Books and Records shall not include any Intellectual Property Rights or Technology.

“SpinCo Business” shall mean (a) the business, operations and activities of the generic pharmaceuticals (including active pharmaceutical ingredients (“APIs”)) and sterile injectables businesses of Parent as conducted immediately prior to the Effective Time by either Party or any of its Subsidiaries, which includes the development, manufacturing and distribution of (i) generics medicinal products and APIs and (ii) sterile injectables medicinal products, including supply chain planning and oversight, quality assurance and procurement functions in respect of such products and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted; provided, that in no event shall the products researched, developed, commercialized, manufactured, used, marketed or distributed by the “SpinCo Business” include the products identified on Schedule 1.1 hereto.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit C.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit D.

“SpinCo Contracts” shall mean the following Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, in each case entered into prior to the Effective Time (provided that SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement):

(a)            any vendor Contract with a Third Party pursuant to which such Third Party provides Information Technology, software, human resources or financial services to either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time;

(b)            other than any vendor Contract with a Third Party pursuant to which such Third Party provides Information Technology, software, human resources or financial services to either Party or any member of its Group (which contracts and agreements are addressed in clause (a) above to the extent that they shall constitute a SpinCo Contract), (i) any customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, promotion, quality, regulatory, services, environmental, broker, warehouse, consultant, manufacturing, purchase order, statement of work, supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any customer, sales, distribution, purchase, rebate, reimbursement, payor, retail, development, research, collaboration, promotion, quality, regulatory, services, environmental, broker, warehouse, consultant, manufacturing, purchase order, statement of work, supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such contract or agreement that relates exclusively to the SpinCo Business;

(c)            other than any vendor Contract with a Third Party pursuant to which such Third Party provides Information Technology, software, human resources or financial services to either Party or any member of its Group (which contracts and agreements are addressed in clause (a) above to the extent that they shall constitute a SpinCo Contract), (i) any license agreement entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such license agreement that relates exclusively to the SpinCo Business;

(d)            any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(e)            any Contract that is expressly contemplated by this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(f)            any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contract exclusively related to the SpinCo Business;

(g)            any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with (or in contemplation of) the Separation, including any SpinCo Financing Arrangements;

(h)            any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group, subject to Section 2.8;

(i)             any employment, change of control, retention, consulting, indemnification, termination, severance or other similar Contract with any SpinCo Group Employee or consultants of the SpinCo Business that are in effect as of the Effective Time;

(j)             any consent order, decree or agreement with any third party (including any Governmental Authority) entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(k)            the SpinCo Real Property Leases;

(l)             any other Contract exclusively related to the SpinCo Business or the SpinCo Assets;

(m)           the portion of any Shared Contract relating to the SpinCo Business and allocated to any member of the SpinCo Group in accordance with Section 2.8; and

(n)            any Contract set forth on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements.

Notwithstanding the foregoing, SpinCo Contracts shall not in any event include (x) any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement, or (y) any contract or agreement pursuant to which a Third Party licenses or supplies Information Technology, software, Technology or Intellectual Property Rights to either Party or any of the members of its Group that is not exclusively for the use and benefit of the SpinCo Business.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of the Effective Time.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo, and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Intellectual Property Rights” shall mean (a) the Patents, Trademarks, Internet Properties and other Registered IP set forth on Schedule 1.3(a), and (b) the Intellectual Property Rights (other than Patents, Trademarks, Internet Properties and other Registered IP) that are owned by either Party or any of the members of its Group as of the Effective Time and that are exclusively used, or held exclusively for use, in the operation of the SpinCo Business and embodied by the SpinCo Technology as of the Effective Time.

“SpinCo IT Assets” shall mean all Information Technology owned by either Party or any member of its Group as of the Effective Time (including all software loaded thereon but only to the extent such software is SpinCo Technology or, if licensed from a Third Party, only to the extent the license for such software has transferred to the SpinCo Group pursuant to the terms of this Agreement or the SpinCo Group otherwise independently has a license thereto) that is exclusively used, or held exclusive for use, in the operation of the SpinCo Business.

“SpinCo Marks” shall mean the names, marks, and Trademarks of either Party or any member of its Group using, consisting of or containing “MALLINCKRODT,” “MNK,” or the Mallinckrodt logo either alone or in combination with other words or elements, and all names, marks, or Trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Real Property” shall mean (a) all of the Real Property owned by SpinCo or any member of the SpinCo Group as of the Effective Time, (b) the Real Property Leases to which SpinCo or any member of the SpinCo Group is a party as of the Effective Time, including the Real Property Leases set forth on Schedule 1.4 (the “SpinCo Real Property Leases”), and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property Leases described in the foregoing clauses (a) and (b).

“SpinCo Policies” shall mean Policies and claim administration contracts of any kind in place as of the Effective Time for which one or more members of the SpinCo Group are named insureds as of immediately prior to the Effective Time.

“SpinCo Shared Policies” shall mean SpinCo Policies for which one or more members of the Parent Group are additional insureds as of immediately prior to the Effective Time.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Technology” shall mean Technology with respect to which the Intellectual Property Rights therein are owned by either Party or any member of its Group to the extent that such Technology is (a) used in, held for use in or necessary for the operation of the SpinCo Business as of the Effective Time and capable of being copied without material cost (for example, databases, documentation or software), including Technology set forth on Schedule 1.5, and (b) the know-how of the SpinCo Group Employees to the extent related to the SpinCo Business, but in each case, excluding any Technology set forth on Schedule 1.6, any Information Technology and any SpinCo Books and Records. For clarity, SpinCo Technology does not include any Intellectual Property Rights.

“SpinCo Value” shall mean the value ascribed by the Parent Board to SpinCo prior to the Effective Time for the purposes of determining the Per Share Cash Amount and the Per Share Excess Cash Amount (if any) to which Non-Qualified Shareholders are entitled pursuant to the Redemption.

“Street Name Holder” shall mean a Person identified by a Record Holder (which Record Holder is a broker, bank or similar organization) as the beneficial holder of Parent Preferred Shares held by such Record Holder in such capacity on the Record Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Asset” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Redemption or any other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments of Intellectual Property Rights, including in the form of blueprints, designs, design protocols, technical documentation, specifications for materials, specifications for parts and devices, design tools, databases, software and know-how of employees; provided that “Technology” shall not include personal property, Information Technology, books and records or any Intellectual Property Rights.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Transferred Entities” shall mean the entities set forth on Schedule 1.7.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Redemption or any other transactions contemplated by this Agreement, as it may be amended from time to time.

1.2            Additional Defined Terms.

In addition, for the purpose of this Agreement, the following terms shall have the following meanings set forth in the Sections indicated:

Term	Section

Agreed Procedures	6.1(a)
Agreement	Preamble
APIs	See definition of SpinCo Business, 1.1
Authorized Representative	7.2
Bankruptcy Code	8.5(h)
Base Proceeds	3.4(e)
Bulk Request	6.1(b)
Cash Allocation	3.4(f)(ii)
CEO Negotiation Request	7.3
Chosen Courts	10.2(b)
Commingled Excluded Information	6.11
Contribution	Recitals
control	See definition of Affiliate, 1.1

controlled by	See definition of Affiliate, 1.1
Covered Parent Patent	8.4
Covered SpinCo Patent	8.4
CPR	7.4
Delayed Parent Asset	2.4(h)
Delayed Parent Liability	2.4(h)
Delayed SpinCo Asset	2.4(c)
Delayed SpinCo Liability	2.4(c)
Dispute	7.1
e-mail	10.5
Encumbrances	3.4(a)
Endo	Recitals
Excess Proceeds	3.4(f)
Final Stock Allocation	3.4(k)(i)
Indemnifying Party	4.4(a)
Indemnitee	4.4(a)
Indemnity Payment	4.4(a)
Initial Cash Allocation	3.4(e)(ii)
Initial Notice	7.1
Initial SpinCo Allocation	3.4(e)(i)
Institutional Accredited Investor	See definition of Qualified Shareholder, 1.1
Interim Excess Determination	3.4(l)
Interim Excess Proceeds	3.4(l)
Internet Properties	See definition of Intellectual Property Rights, 1.1
Licensees	8.5(d)
Licensors 8.5(d)
Mediation Request	7.4
Merger	Recitals
Merger Sub	Recitals
Officer Negotiation Request	7.2
Parent	Preamble
Parent Accounts	2.9(a)
Parent Assets	2.2(b)
Parent Board	Recitals
Parent Books and Records	2.2(a)(xiii)
Parent Indemnitees	4.2
Parent Liabilities	2.3(b)
Parent SpinCo Share	3.4(h)
Parent Transferred Entity/Subsidiary Liability	2.1(a)
Patents	See definition of Intellectual Property Rights, 1.1
Pre-Redemption Notification Deadline	3.4(g)
Procedure	7.4
Prohibited Business	8.3(c)

Qualified Institutional Buyer	See definition of Qualified Shareholder, 1.1
Redemption	3.4(a)
Redemption Consideration	3.4(c)
Removed Party	2.7(b)
Separation	Recitals
Separation Step Plan	2.1(a)
Specified Ancillary Agreement	10.18(b)
SpinCo	Preamble
SpinCo Accounts	2.9(a)
SpinCo Allocation	3.4(f)(i)
SpinCo Assets	2.2(a)
SpinCo Financing Arrangements	2.12
SpinCo Indemnitees	4.3
SpinCo Liabilities	2.3(a)
SpinCo Real Property Leases	See definition of SpinCo Real Property, 1.1
SpinCo Retained Cash Amount	2.2(b)(ix)
SpinCo Transferred Entity/Subsidiary Liability	2.1(a)
Third-Party Claim	4.5(a)
Trade Secrets	See definition of Intellectual Property Rights, 1.1
Trademarks	See definition of Intellectual Property Rights, 1.1
Transfer Documents	2.1(c)
Transition Committee	2.13
under common control with	See definition of Affiliate, 1.1
Unreleased Parent Liability	2.5(b)(ii)
Unreleased SpinCo Liability	2.5(a)(ii)
Valuation Advice	3.2(b)

Article II
THE SEPARATION

2.1           Transfer of Assets and Assumption of Liabilities.

(a)           Subject to Section 2.4 and Section 6.1(a), on or prior to the Effective Time and prior to the Redemption, including in connection with the plan and structure set forth on Schedule 2.1(a) (the “Separation Step Plan”) and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date hereof, but in any event consistent with the Separation Step Plan (where applicable):

(i)            Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity that are held by Parent or the applicable members of the Parent Group from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);

(ii)           Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms (it being understood and agreed that if any SpinCo Liability is a Liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity (a “SpinCo Transferred Entity/Subsidiary Liability”), the obligation to so assume such Transferred Entity/Subsidiary Liability shall be deemed satisfied as a result of the transfer of all of the equity interests in such Transferred Entity that are held by Parent or the applicable members of the Parent Group from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee, and it being further understood and agreed that SpinCo shall not by virtue of this provision assume any liability to any third party for such SpinCo Transferred Entity/Subsidiary Liability). As between Parent and the members of the Parent Group, on the one hand, and SpinCo and the members of the SpinCo Group, on the other hand, SpinCo and members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or under any other legal theory by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)          Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee (it being understood and agreed that if any Parent Asset shall be held by an entity the equity interests of which will be transferred to a member of the Parent Group or a wholly owned Subsidiary of such an entity, such Excluded Asset shall be deemed assigned, transferred, conveyed and delivered to Parent as a result of the transfer of all of the equity interests in such entity that are held by SpinCo or the applicable members of the SpinCo Group from SpinCo or the applicable members of the SpinCo Group to Parent or the applicable members of the Parent Group designated by Parent); and

(iv)          Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and, as between Parent and the members of the Parent Group, on the one hand, and SpinCo and the members of the SpinCo Group, on the other hand, Parent and members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms (it being understood and agreed that if any Parent Liability is a Liability of an entity the equity interests of which will be transferred to a member of the Parent Group or a wholly owned Subsidiary of such an entity (a “Parent Transferred Entity/Subsidiary Liability”), the obligation to so assume such Parent Transferred Entity/Subsidiary Liability shall be deemed satisfied as a result of the transfer of all of the equity interests in such entity that are held by SpinCo or the applicable members of the SpinCo Group from SpinCo or the applicable members of the SpinCo Group to Parent or the applicable member of the Parent Group designated by Parent, and it being further understood and agreed that Parent shall not by virtue of this provision assume liability to any third party for such Parent Transferred Entity/Subsidiary Liability), regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or under any other legal theory by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)           Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and/or the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of contribution, assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Separation Step Plan prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”

(c)           Misallocations. Subject to Section 2.4, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group) for no further consideration and without reimbursement or set-off, and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for the use and benefit of such other Person (at the expense of the Party entitled thereto). In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume or be subject to any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability for no further consideration and without reimbursement or set-off. If reasonably practicable and permitted under applicable Law, any such transfer pursuant to this Section 2.1(c) may be effected by rescission of the applicable portion of a Transfer Document as may be agreed by the relevant Parties.

(d)           Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo (on behalf of itself and each other member of the SpinCo Group) hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent (on behalf of itself and each other member of the Parent Group) hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(e)           Electronic Transfer. All transferred SpinCo Assets and Parent Assets, including transferred Technology, that can be delivered by electronic transmission will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable), in an electronic form to be reasonably determined by the Parties.

(f)            Physical delivery. All transferred SpinCo Assets and Parent Assets the title to which is capable of transfer by physical delivery will be so delivered or made available to SpinCo, Parent or their respective designees (as applicable); provided that to the extent any SpinCo Books and Records exist in hard copy or other physical form, they may be imaged for transmission to SpinCo in a form reasonably determined by Parent, at Parent’s cost, and Parent shall not be required at any time to deliver or retain any such SpinCo Books and Records in any physical form.

2.2           SpinCo Assets; Parent Assets.

(a)           SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean (without duplication):

(i)            all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)           all Assets (other than cash and cash equivalents, which is addressed in clause (iv) below) of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet (including any inventory), subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii)           all Assets (other than cash and cash equivalents, which is addressed in clause (iv) below) of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as assets of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time, including any inventory (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv)           subject to any post-Effective Time true-up mechanisms as may be provided in the Separation Step Plan, the SpinCo Retained Cash Amount;

(v)            all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(vi)           all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii)          all SpinCo Intellectual Property Rights as of the Effective Time, including any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property Rights, the right to seek, recover and retain damages for past or future infringement or violation of any SpinCo Intellectual Property Rights, and all rights of priority arising from any SpinCo Intellectual Property Rights;

(viii)         all SpinCo Technology as of the Effective Time;

(ix)            all SpinCo IT Assets as of the Effective Time;

(x)             all SpinCo Real Property as of the Effective Time;

(xi)            all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(xii)           all Assets of either Party or any of the members of its Group as of immediately prior to the Effective Time that are exclusively related to the SpinCo Business and that are of a type that is not addressed in subsections (i)-(xi) and (xiii) of this Section 2.2(a);

(xiii)          copies of any and all SpinCo Books and Records in the possession of either Party as of the Effective Time; provided, that Parent shall be permitted to retain copies of, and continue to use, subject to Section 6.9, (A) any SpinCo Books and Records that as of the Effective Time are used in or necessary for the operation or conduct of the Parent Business, (B) any SpinCo Books and Records that Parent is required by Law to retain (and if copies are not provided to SpinCo, then, to the extent permitted by Law, such copies will be made available to SpinCo upon SpinCo’s reasonable request), (C) any SpinCo Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Parent Assets or Parent’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such SpinCo Books and Records maintained by Parent in the ordinary course of business (such material in clauses (A) through (D), the “Parent Books and Records”);

(xiv)          any and all Assets set forth on Schedule 2.2(a)(xiv); and

(xv)           notwithstanding any other provision of this Section 2.2, any and all Tax Assets allocated to SpinCo or any member of the SpinCo Group pursuant to the Tax Matters Agreement.

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Asset may fall within more than one of the clauses (i) through (xv) in this Section 2.2(a), such fact does not imply that (x) such Asset, as applicable, shall be transferred more than once or (y) any duplication of such Asset is required, and (B) SpinCo Assets shall not in any event include any Asset or Tax Asset referred to in clauses (i) through (xii) of Section 2.2(b).

(b)            Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include (without duplication):

(i)             all Assets of either Party or any of the members of its Group as of the Effective Time that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii)            all Contracts of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Contracts;

(iii)           all Intellectual Property Rights owned by either Party or any of the members of its Group as of the Effective Time other than the SpinCo Intellectual Property Rights;

(iv)            (A) the Technology set forth on Schedule 2.2(b)(iv), (B) all Technology of either Party or any of the members of its Group as of the Effective Time, other than, in the case of this clause (B), the copies of such Technology that are SpinCo Technology, including (as Parent Assets) copies of any SpinCo Technology that are used in, held or use in or necessary for the operation of the Parent Business;

(v)            all Information Technology, other than SpinCo IT Assets, owned by either Party or any member of its Group as of the Effective Time;

(vi)           all Permits of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Permits;

(vii)          all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Real Property);

(viii)         all Parent Books and Records;

(ix)            subject to any post-Effective Time true-up mechanisms as may be provided in the Separation Step Plan, all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time, other than cash and cash equivalents held as of the Effective Time by the SpinCo Group in an aggregate amount equal to two hundred thirty million dollars ($230,000,000) (the “SpinCo Retained Cash Amount”);

(x)             all issued and outstanding capital stock or other equity interests held by Parent or its Subsidiaries in any Person other than the Transferred Entities;

(xi)            notwithstanding any other provision of this Section 2.2, any and all Tax Assets allocated to Parent or any member of the Parent Group pursuant to the Tax Matters Agreement; and

(xii)           any and all Assets set forth on Schedule 2.2(b)(xii).

2.3            SpinCo Liabilities; Parent Liabilities.

(a)            SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group (without duplication):

(i)             all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);

(ii)            all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);

(iii)            all Liabilities, including any Environmental Liabilities to the extent relating to, arising out of or resulting from (x) the SpinCo Business as conducted at any time prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) by either Party or any of its current or former Subsidiaries or (y) any SpinCo Asset;

(iv)            all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued business, operations and activities of the generic pharmaceuticals and sterile injectables businesses of Parent, including those set forth on Schedule 2.3(a)(iv);

(v)            any and all Liabilities of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(vi)            all Liabilities to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the SpinCo Contracts, the SpinCo Intellectual Property Rights, the SpinCo IT Assets, the SpinCo Technology, the SpinCo Permits, the SpinCo Real Property or the SpinCo Financing Arrangements;

(vii)           any and all Liabilities set forth on Schedule 2.3(a)(vii); and

(viii)          all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) (x) the SpinCo Business (including any member of the Parent Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities prior to the Effective Time), (y) any SpinCo Asset or (z) the other businesses, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (ix) of this Section 2.3(a);

provided that, notwithstanding the foregoing, the Parties hereby agree that (i) any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities and (ii) (A) while a single Liability may fall within more than one of clauses (i) through (viii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the SpinCo Liabilities shall not in any event include any Liability referred to in clauses (i) through (iii) of Section 2.3(b).

(b)            Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (without duplication):

(i)             all Liabilities of either Party or the members of its Group as of the Effective Time, in each case that are not SpinCo Liabilities, including all Liabilities set forth on Schedule 2.3(b); and

(ii)            all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders/stockholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Parent Business or the Parent Assets;

provided that, notwithstanding the foregoing, the Parties hereby agree that any Liabilities of any member of the SpinCo Group pursuant to the Ancillary Agreements shall not be Parent Liabilities but instead shall be SpinCo Liabilities.

2.4            Approvals and Notifications.

(a)            Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the contribution, transfer, conveyance or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the Redemption requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts, which shall include the actions set forth on Schedule 2.4(a), to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)            Delayed SpinCo Transfers. Notwithstanding anything to the contrary in Section 2.1 or in any Ancillary Agreement, if and to the extent that the valid, complete and perfected contribution, transfer, conveyance or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Redemption, including those SpinCo Assets or SpinCo Liabilities set forth on Schedule 2.4(b), would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made at or prior to the Effective Time then, unless the Parties shall otherwise mutually determine, the contribution, transfer, conveyance or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported contribution, transfer, conveyance assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)            Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any contribution, transfer, conveyance or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be contributed, transferred, conveyed, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligations, in the case of a Liability) of the member of the SpinCo Group entitled thereto or obligated therefor (at the expense of the member of the SpinCo Group entitled thereto or obligated therefor). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be contributed, transferred, conveyed or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been so contributed transferred, conveyed, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. Except as otherwise required by applicable Law, determined by Parent in its reasonable discretion, or required pursuant to a Final Determination, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any Delayed SpinCo Asset as an Asset owned by the Party entitled to such Delayed SpinCo Asset, and (y) any Delayed SpinCo Liability as a Liability of the Party intended to be responsible for such Delayed SpinCo Liability, in each case not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(d)            Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the contribution, transfer, conveyance or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability, are obtained or made, and, if and when any other legal impediments to the contribution, transfer, conveyance or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)            Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the contribution, transfer, conveyance or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or obligated with respect to the Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or obligated with respect to such Delayed SpinCo Liability (but the SpinCo Group shall not be required to advance such funds prior to payment by the Parent Group); provided, however, that the Parent Group shall use its commercially reasonable efforts to provide the SpinCo Group with prior notice of any known or anticipated potential loss or diminution of value of any Delayed SpinCo Asset and to afford the SpinCo Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f)            Approvals and Notifications for Parent Assets. To the extent that the contribution, transfer, conveyance or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Redemption requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)            Delayed Parent Transfers. Notwithstanding anything to the contrary in Section 2.1 or in any Ancillary Agreement, if and to the extent that the valid, complete and perfected contribution, transfer, conveyance or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Redemption would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made at or prior to the Effective Time then, unless the Parties shall otherwise mutually determine, the contribution, transfer, conveyance or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported contribution, transfer, conveyance, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)            Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any contribution, transfer, conveyance or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be contributed, transferred, conveyed, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Parent Group entitled thereto or obligated therefor (at the expense of the member of the Parent Group entitled thereto or obligated therefor). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be contributed, transferred, conveyed or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been so contributed, transferred, conveyed, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group. Except as otherwise required by applicable Law, determined by Parent in its reasonable discretion, or required pursuant to a Final Determination, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes (x) any Delayed Parent Asset as an Asset owned by the Party entitled to such Delayed Parent Asset, and (y) any Delayed Parent Liability as a Liability of the Party intended to be responsible for such Delayed Parent Liability, in each case not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(i)            Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the contribution, transfer, conveyance or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability, are obtained or made, and, if and when any other legal impediments to the contribution, transfer, conveyance or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the contribution, transfer, conveyance or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)            Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the contribution, transfer, conveyance or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or obligated with respect to the Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability (but the Parent Group shall not be required to advance such funds prior to payment by the SpinCo Group); provided, however, that the SpinCo Group shall use its commercially reasonable efforts to provide the Parent Group with prior notice of any known or anticipated potential diminution of value of any Delayed Parent Asset and to afford the Parent Group a commercially reasonable opportunity to take action to prevent such loss or diminution in value.

2.5            Novation of Liabilities.

(a)            Novation of SpinCo Liabilities.

(i)             Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(a)(i) has been effected, the members of the Parent Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such SpinCo Liabilities.

(ii)            If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, the applicable member of the Parent Group shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)            Novation of Parent Liabilities.

(i)             Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent, SpinCo or any member of their respective Groups shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.5(b)(i) has been effected, the members of the SpinCo Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Parent Liabilities.

(ii)            If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, the applicable member of the SpinCo Group shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6            Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)            At or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability, including the obligations set forth on Schedule 2.6(a)(i), to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability, including the obligations set forth on Schedule 2.6(a)(ii) to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.

(b)            To the extent required to obtain a release from a guarantee of:

(i)             any member of the Parent Group, SpinCo shall (or shall cause a member of the SpinCo Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo (or any member of the SpinCo Group) would be reasonably unable to comply or (y) which SpinCo (or any member of the SpinCo Group) would not reasonably be able to avoid breaching; and

(ii)            any member of the SpinCo Group, Parent shall (or shall cause a member of the Parent Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent (or any member of the Parent Group) would be reasonably unable to comply or (y) which Parent (or any member of the Parent Group) would not reasonably be able to avoid breaching.

(c)            If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Groups, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7            Termination of Agreements.

(a)            Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)            The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), which shall be treated as described therein; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any Shared Contracts; (vii) any agreements, arrangements, commitments or understandings relating to the purchase and sale of products in the ordinary course of business between any member of the SpinCo Group and any member of the Parent Group; and (viii) any agreements, arrangements, commitments or understandings among (i) two or more members of the Parent Group or the SpinCo Group, on the one hand, and one member of the SpinCo Group or the Parent Group, on the other hand (the “Removed Party”), it being understood that the members of the Removed Party shall be automatically removed from such agreements, arrangements, commitments or understandings at the Effective Time or (ii) two or more members of the Parent Group, on the one hand, and two or more members of the SpinCo Group, on the other hand, it being understood that any such agreements, arrangements, commitments or understandings will be automatically bifurcated at the Effective Time such that there is one agreement, arrangement, commitment or understanding applicable to the Parent Group and one agreement, arrangement, commitment or understanding applicable to the SpinCo Group.

(c)            All of the intercompany accounts receivable and accounts payable (except for intercompany accounts arising under the Ancillary Agreements or the agreements, arrangements, commitments or understandings listed on Schedule 2.7(b)(ii)) between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, shall, prior to or as promptly as practicable following the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion. Any such intercompany accounts that are settled after the Effective Time, but in connection with the Separation and the Redemption shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Effective Time.

2.8            Treatment of Shared Contracts.

(a)            Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, the Parties shall cause the portion of each Specified Shared Contract relating to the Parent Business to be assigned to the applicable member(s) of the Parent Group and the portion related to the SpinCo Business to be assigned to the applicable member(s) of the SpinCo Group, if so assignable, or shall cause the Specified Shared Contract to be appropriately amended or otherwise modified prior to, on or after the Effective Time, so that each Party or the other members of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Specified Shared Contract in its entirety or to assign (or amend) a portion of any Specified Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Specified Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Specified Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Specified Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Specified Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Specified Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Specified Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Specified Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)            Except as otherwise required by applicable Law, determined by Parent in its reasonable discretion, or required pursuant to a Final Determination, each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Specified Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time (or such earlier time as provided under a Transfer Document), and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c)            Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9            Bank Accounts; Cash Balances.

(a)            Each Party agrees to take, or cause the members of its Group to take, at or prior to the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or SpinCo Account, respectively, is de-linked from such Parent Account or SpinCo Account, respectively.

(b)            It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)            It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d)            With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)            As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements, credits, returns, or rebates received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit (or the performance and obligation, in the case of a Liability) of the Party entitled thereto or obligated therefor and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement, credit, return or rebate without right of set-off.

2.10          Ancillary Agreements. Effective at or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.11          Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS, NOTIFICATIONS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR LIABILITIES OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12          SpinCo Financing Arrangements. On July 31, 2025 and in accordance with the Separation Step Plan, certain Persons that are, as of the Effective Time, Subsidiaries of SpinCo entered into one (1) or more financing arrangements and agreements as set forth on Schedule 2.12(a) (the “SpinCo Financing Arrangements”), pursuant to which they borrowed a principal amount of one billion, two hundred million dollars ($1,200,000,000) in the form of senior secured term loans and entered into a revolving credit facility with commitments equal to one hundred fifty million dollars ($150,000,000). Parent and SpinCo agree to take all necessary actions, if any, to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the SpinCo Financing Arrangements as of no later than the Effective Time. The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements. Prior to the Effective Time, Parent and SpinCo shall cooperate in the preparation of any additional materials as may be necessary or advisable in furtherance of the SpinCo Financing Arrangements.

2.13          Transition Committee. As promptly as practicable after the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of two (2) persons appointed by each of Parent and SpinCo. The initial Transition Members are set forth on Schedule 2.13. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such subcommittee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittee; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.13, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall use the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

Article III
THE REDEMPTION

3.1            Sole and Absolute Discretion; Cooperation.

(a)            Parent shall, in its sole and absolute discretion, determine the terms of the Redemption, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Redemption and the timing and conditions to the consummation of the Redemption. In addition, Parent may, at any time and from time to time until the consummation of the Redemption, modify or change the terms of the Redemption in accordance with the Articles of Association, the Parent Preferred Share Terms and the Companies Act 2014, including by accelerating or delaying the timing of the consummation of all or part of the Redemption. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Redemption as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)            SpinCo shall cooperate with Parent to accomplish the Redemption and shall, at Parent’s direction, promptly take any and all actions, necessary or desirable to effect the Redemption. Parent shall select any investment bank or manager in connection with the Redemption, if applicable, as well as any financial printer, escrow, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Redemption Agent any information reasonably required in order to complete the Redemption.

3.2            Actions Prior to the Redemption. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall have taken, or shall take or cause to be taken, the following actions in connection with the Redemption:

(a)            Redemption Record Date. Prior to the Redemption Date, the Parent Board shall have determined the Record Date in accordance with the Articles of Association, the Parent Preferred Share Terms and the Companies Act 2014.

(b)            Valuation. Prior to the Redemption Date, the Parent Board shall have received a valuation analysis with respect to the SpinCo Group from Evercore Group L.L.C. (the “Valuation Advice”) and shall have determined the SpinCo Value.

(c)            Availability of Information Statement and Certification Form. Prior to the Redemption Date, Parent shall have (i) caused the Information Statement (including a copy of a sample Certification Form and a Notice of Intention to Redeem) to be furnished with the SEC on a Current Report on Form 8-K of Parent and made available to the Record Holders; and (ii) requested that all Record Holders (and any Street Name Holders, as applicable) comply with the Certification Procedures (as applicable) and return a validly completed Certification Form as promptly as practicable in accordance with the terms and conditions of this Agreement.

(d)            Distributable Reserves Position: Prior to the Redemption Date, Parent shall have determined, in its sole and absolute discretion, that at the Effective Time, Parent would have sufficient profits available for distribution (within the meaning of the Companies Act 2014) to effect the Redemption and that the Redemption will not otherwise breach section 1082 of Companies Act 2014.

(e)            Closing Share Register. Prior to the Redemption Date, in accordance with section 174 of the Companies Act 2014, the Parent Board shall have closed the register of members of Parent for up to 30 days, effective as of 5:00 p.m. (United States Eastern Standard Time) on October 23, 2025 and ending on the earlier of (i) 5:00 p.m. (United States Eastern Standard Time) on November 22, 2025 or (ii) such earlier date and/or time as may be notified by Parent, and Parent shall have published a notice of the closing thereof in some newspaper circulating in the district in which the registered office of Parent is situate.

(f)            Approval of Redemption. Prior to the Redemption Date, the Parent Board shall have evaluated the Certification Forms returned by the Record Holders (and any Street Name Holders, as applicable) and shall have determined to complete the Redemption, subject to Section 3.3 and without limitation of Section 3.1 or Section 9.1, on the basis of such Certification Forms, the SpinCo Value and such other information as the Parent Board determined to be relevant.

(g)            SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Redemption Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.

(h)            SpinCo Directors and Officers. On or prior to the Redemption Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Redemption Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(i)            Securities Law Matters. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Redemption, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Redemption.

(j)            The Redemption Agent. Parent shall enter into a certification and redemption agent agreement and an escrow agent agreement with the Redemption Agent or otherwise provide instructions to the Redemption Agent regarding the Redemption.

3.3            Conditions to the Redemption.

(a)            The consummation of the Redemption will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)              The SEC shall not have notified Parent that registration under the Securities Act or the Exchange Act is or may be required in connection with the Redemption or any related transactions; and, to Parent’s knowledge, no investigations or Actions for such purposes shall have been instituted or threatened by the SEC or any other Person;

(ii)             The Information Statement (including a copy of a sample Certification Form and the Notice of Intention to Redeem) shall have been made available to the Record Holders;

(iii)            The Parent Board shall have received Certification Forms from Persons who are Qualified Shareholders (or are reasonably expected to be Qualified Shareholders upon the satisfaction of the remaining Certification Procedures other than the return of a Certification Form) holding at least 75% of outstanding Parent Preferred Shares on the Record Date (or such greater or lesser percentage as may be determined by the Parent Board in its sole and absolute discretion), and the Parent Board shall be satisfied in its sole and absolute discretion, based on factors that it determines relevant, that (i) the cash payable to Non-Qualified Shareholders pursuant to the Redemption Consideration shall not exceed any maximum amount of cash that the Parent Board may determine in its discretion that Parent will be required to pay in connection with the Redemption; (ii) the Redemption Consideration shall not exceed Parent’s profits available for distribution (within the meaning of the Companies Act 2014) at the time of the Redemption and will not otherwise cause Parent to breach section 1082 of the Companies Act 2014; and (iii) the fair market value of the Redemption Consideration per Parent Preferred Share will not exceed the nominal value of a Parent Preferred Share;

(iv)            The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent to SpinCo on or prior to the Redemption shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent on or prior to the Redemption Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Separation Step Plan and this Agreement;

(v)            An independent appraisal firm acceptable to Parent shall have delivered one (1) or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Redemption and of Parent and SpinCo after consummation of the Redemption, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(vi)            Evercore shall have delivered the Valuation Advice to the Parent Board;

(vii)          The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(viii)         Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(ix)            No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Redemption or any of the transactions related thereto shall be pending or in effect;

(x)            SpinCo shall have consummated the SpinCo Financing Arrangements in accordance with Section 2.12(a), and Parent shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no Liability whatsoever under the SpinCo Financing Arrangements; and

(xi)            No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Redemption or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)            The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Redemption concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4            The Redemption.

(a)            Subject to Section 3.3, at the Effective Time, Parent shall redeem the Parent Preferred Shares, free and clear of all liens, claims, charges, mortgages, pledges, options, licenses, sublicenses, security interests, restrictions or other encumbrances of any kind (collectively, “Encumbrances”), other than Encumbrances arising under applicable securities laws, upon which the Parent Preferred Shares shall automatically be cancelled and no longer outstanding (such transaction, together with the other transactions contemplated by this Section 3.4, the “Redemption”).

(b)            In consideration of the Redemption of the Parent Preferred Shares, each Record Holder shall receive the Redemption Consideration at the Effective Time.

(c)            The “Redemption Consideration” is the right to receive (i) the Base Proceeds, plus (ii) the Excess Proceeds (if any), in each case, subject to the satisfaction of the terms of this Agreement 3.4.

(d)            For the avoidance of doubt, the Redemption Consideration comprises the right as set out in Section 3.4(c) above (as distinct from the receipt of the Base Proceeds or the Excess Proceeds themselves), which is subject in all respects to the satisfaction of the terms of this Agreement, including compliance with, and satisfaction of, the Certification Procedures and subject to the provisions of this Section 3.4, and accrues and is paid and discharged in full for all purposes at the Effective Time (irrespective of when or if the Base Proceeds and/or Excess Proceeds are allocated or paid to the relevant recipient thereof), and shall constitute good and valuable consideration for the Redemption at the Effective Time (and the sole entitlement to consideration in respect of the Redemption) irrespective of whether or not the Certification Procedures are complied with and satisfied by the relevant recipient thereof, or the time that such Certification Procedures are complied with and satisfied (including if complied with and satisfied after the Pre-Redemption Notification Deadline or after the Effective Time), and any subsequent lapse or expiry of such right, due to non-compliance with, or non-satisfaction of, the Certification Procedures in the time required or otherwise, shall not in any way affect the effectiveness of the Redemption at the Effective Time or the position of such right as good and valuable consideration for the Redemption irrespective of whether or not the right comprised by the Redemption Consideration results in the person entitled to such right receiving Base Proceeds or Excess Proceeds. Entitlements to cash payments in respect of Base Proceeds or Excess Proceeds with entitlements to fractions of a cent will be rounded up or down to the nearest cent.

(e)            The “Base Proceeds” means:

(i)            in the case of Qualified Shareholders, the number of SpinCo Shares equal to the number of Parent Preferred Shares held of record or beneficially, as applicable, by the relevant Qualified Shareholder as of the Record Date and certified on the Certification Form multiplied by the Per Share Stock Amount, rounded down to the nearest whole number (“Initial SpinCo Allocation”); and

(ii)            in the case of Non-Qualified Shareholders, a cash amount equal to the number of Parent Preferred Shares held of record or beneficially, as applicable, by the relevant Non-Qualified Shareholder as of the Record Date and certified on the Certification Form multiplied by the Per Share Cash Amount (“Initial Cash Allocation”).

(f)            The “Excess Proceeds” means:

(i)            in the case of Qualified Shareholders, the number of SpinCo Shares equal to the number of Parent Preferred Shares held of record or beneficially, as applicable, by the relevant Qualified Shareholder as of the Record Date and certified on the Certification Form multiplied by the Per Share Excess Stock Amount, rounded down to the nearest whole number (together with the Initial SpinCo Allocation, the “SpinCo Allocation”); and

(ii)            in the case of Non-Qualified Shareholders, a cash amount equal to the number of Parent Preferred Shares held of record or beneficially, as applicable, by the relevant Non-Qualified Shareholder as of the Record Date and certified on the Certification Form multiplied by the Per Share Excess Cash Amount (together with the Initial Cash Allocation, the “Cash Allocation”).

(g)            To receive the aggregate Base Proceeds to which they are entitled pursuant to Section 3.4(b) to (f) (inclusive) at or promptly following the Effective Time, Qualified Shareholders and Non-Qualified Shareholders (and, as applicable, Record Holders that are brokers, banks or similar organizations receiving Base Proceeds for the benefit of a Qualified Shareholder or Non-Qualified Shareholder) must have complied with and satisfied the applicable Certification Procedures no later than 5:30 p.m. (United States Eastern Standard Time) on the business day (by reference to business days in the United States) prior to the Redemption Date (the “Pre-Redemption Notification Deadline”).

(h)            Prior to the Effective Time, (1) Parent shall and shall cause SpinCo to (i) issue and deliver to the Redemption Agent, for the benefit of the Qualified Shareholders, 39,421,398 SpinCo Shares (being one hundred percent (100%) of the outstanding SpinCo Shares as of the Redemption Date following the cancellation of the Parent SpinCo Share described below), (ii) cause the transfer agent for the Parent Shares to instruct the Redemption Agent to allocate at the Effective Time the appropriate number of SpinCo Shares to each Qualified Shareholder as of the Pre-Redemption Notification Deadline in book-entry form and (iii) take such other necessary actions such that the one (1) SpinCo Share held by Parent as of immediately prior to the Effective Time (the “Parent SpinCo Share”) shall be cancelled and retired and shall cease to exist as of the Effective Time; and (2) Parent shall deliver to the Redemption Agent, for the benefit of the Non-Qualified Shareholders, such amount of cash as is necessary to effect the Redemption with respect to Non-Qualified Shareholders as of the Pre-Redemption Notification Deadline, and shall instruct the Redemption Agent to allocate at the Effective Time the appropriate amount of cash to each such Non-Qualified Shareholder, by wire transfer of immediately available funds. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares.

(i)            Promptly following the Effective Time, any SpinCo Shares not allocated to Qualified Shareholders at the Effective Time (and not otherwise allocated previously pursuant to an Interim Excess Determination) shall be delivered to the Escrow Account. During the Escrow Period, Qualified Shareholders and Non-Qualified Shareholders that did not comply with the applicable Certification Procedures by the Pre-Redemption Notification Deadline shall be entitled to receive the aggregate Base Proceeds to which they are entitled pursuant to Section 3.4(b) to (f) (inclusive) upon compliance with and satisfaction of the applicable Certification Procedures (including, where applicable, the satisfaction of the applicable Certification Procedures by any Record Holder that is a broker, bank or similar organization receiving Base Proceeds for the benefit of a Qualified Shareholder or Non-Qualified Shareholder). The Redemption Agent shall promptly make allocations from the Escrow Account or cash payments (as applicable) to such Qualified Shareholders and Non-Qualified Shareholders that have complied with and satisfied the applicable Certification Procedures during the Escrow Period (or that returned a Certification Form after the Pre-Redemption Notification Deadline and prior to the Effective Time) (and, in each case, where an applicable Record Holder that is a broker, bank or similar organization receiving Base Proceeds for the benefit of a Qualified Shareholder or Non-Qualified Shareholder has complied with and satisfied the applicable Certification Procedures), and Parent shall deliver such amount of cash to the Redemption Agent from time to time as is necessary to enable the Redemption Agent to make any such required cash payments to such Non-Qualified Shareholders that have complied with and satisfied the applicable Certification Procedures during the Escrow Period (or that returned a Certification Form after the Pre-Redemption Notification Deadline and prior to the Effective Time) (and, in each case, where an applicable Record Holder receiving Base Proceeds for the benefit of a Qualified Shareholder or Non-Qualified Shareholder has complied with and satisfied the applicable Certification Procedures).

(j)            As described in the Information Statement, the right to receive Base Proceeds and/or Excess Proceeds, or any other consideration, shall irrevocably expire and lapse in the case of Record Holders (and/or any Street Name Holders identified by such Record Holders) that have not complied with or satisfied the applicable Certification Procedures prior to the expiration of the Escrow Period, and any such right to receive Base Proceeds and/or Excess Proceeds, or any other consideration, will irrevocably be forfeited at such time, and such expiry, lapse and forfeiture shall not affect the validity of the Redemption or result in the Redemption Consideration not constituting good and valuable consideration for the Redemption of the Parent Preferred Shares of such persons, and neither Parent nor SpinCo, nor any of their respective affiliates or Representatives, shall have any Liability with respect thereto.

(k)            Promptly following the expiration of the Escrow Period:

(i)            the Redemption Agent shall allocate any Excess SpinCo Shares remaining in the Escrow Account among the Qualified Shareholders as of immediately prior to the expiration of the Escrow Period in accordance with their entitlement to Excess Proceeds as provided for in Section 3.4(f) to the extent not previously so allocated (including pursuant to any Interim Excess Determination) (the “Final Stock Allocation”); and

(ii)            the Redemption Agent shall promptly make the cash payment to all Non-Qualified Shareholders as of immediately prior to the expiration of the Escrow Period in accordance with their entitlement to Excess Proceeds as provided for in Section 3.4(f) to the extent not previously so paid (including pursuant to any Interim Excess Determination), and Parent shall deliver such amount of cash to the Redemption Agent as is necessary to enable the Redemption Agent to make such cash payment.

(l)            At any time following the Pre-Redemption Notification Deadline (including prior to the Effective Time) but prior to the expiration of the Escrow Period, Parent may make a determination (by reference to the Qualified Shareholders and Non-Qualified Shareholders (and, where applicable, Record Holders that are brokers, banks or similar organizations receiving Interim Excess Proceeds for the benefit of Qualified Shareholders or Non-Qualified Shareholders) that have complied with and satisfied the Certification Procedures prior to the time of such determination) that a specified amount of Excess Proceeds has been established with certainty that will be due as part (or full) discharge of the entitlements under Section 3.4(f), notwithstanding that the Escrow Period has not expired, and in such circumstances Parent may direct an interim discharge of part or all (as the case may be) of the Excess Proceeds in the amount specified in its determination (the “Interim Excess Proceeds” and the “Interim Excess Determination”, respectively) and where such a determination is made, Section 3.4(k) shall apply to the allocation and payment of the Interim Excess Proceeds as if references in Section 3.4(k) to Excess Proceeds were to Interim Excess Proceeds and as if the time for allocation or payment is the time as set out in the Interim Excess Determination or as otherwise agreed by the Parent and the Redemption Agent. The decision as to whether to issue any (or no) Interim Excess Determinations shall be at the sole and absolute discretion of Parent. Parent may elect to issue more than one Interim Excess Determination. The Parent may issue an Interim Excess Determination to coincide with the allocation of the relevant Interim Excess Proceeds at the Effective Time (by reference to the Qualified Shareholders and Non-Qualified Shareholders (and, where applicable, Record Holders that are brokers, banks or similar organizations receiving Interim Excess Proceeds for the benefit of Qualified Shareholders or Non-Qualified Shareholders) that have complied with and satisfied the Certification Procedures prior to the Pre-Redemption Notification Deadline), in which case such Interim Excess Proceeds shall be allocated and/or paid to the relevant Qualified Shareholders and Non-Qualified Shareholders at the same time as the Base Proceeds are allocated and/or paid under Section 3.4(h). For the avoidance of doubt, any allocation or payment of Interim Excess Proceeds constitutes a discharge of the obligations to allocate/pay Excess Proceeds to the extent of the Interim Excess Proceeds so allocated or paid, and no amount shall be double counted in any entitlement to Excess Proceeds where discharged in whole or in part by Interim Excess Proceeds.

(m)            Whether or not the Certification Procedures have been complied with and satisfied, whether in a specified case or as a general principle, shall be determined in the sole and absolute discretion of the Parent. Where the Parent or the Redemption Agent is not satisfied for any reason as to the completeness, accuracy or veracity of a Certification Form or that a completed Certification Form has not accurately, sufficiently or fully served to verify the status of the applicable Record Holder or Street Name Holder, such as to determine whether or not the Record Holder is a Qualified Shareholder or a Non-Qualified Shareholder (as the case may be), or where the Parent or the Redemption Agent is not (in its absolute discretion) satisfied as to the completeness, accuracy or veracity of any certification, representation, warranty or statement made in a Certification Form (including in respect of whether or not any relevant person is a Qualified Institutional Buyer, an Institutional Accredited Investor or a director or officer of Parent or SpinCo as of the Redemption Date who is also an accredited investor (as defined in Rule 501(a) under the Securities Act)), the Certification Form may (i) be rejected or queried by the Parent or the Redemption Agent, and the Certification Procedures shall not be deemed to have been satisfied in respect of such Certification Form notwithstanding any other provision of this Agreement or (ii) be modified by Parent or the Redemption Agent (in its absolute discretion).

(n)            Parent may amend the Certification Procedures at any time, including after the Effective Time, but no such amendment shall affect the validity of any allocation of SpinCo Shares or cash payments prior to such amendment to Qualified Shareholders or Non-Qualified Shareholders satisfying the Certification Procedures at the time of allocation.

(o)            For the avoidance of doubt, (i) the Parent shall have no liability to any person for the value of SpinCo differing in any respect from the SpinCo Value (or the Valuation Advice), whether at any time before, on or subsequent to the SpinCo Value (or Valuation Advice) being established, and (ii) any entitlements to cash payments of Non-Qualified Shareholders shall not be subject to adjustment or fluctuation by reason of the value of SpinCo at any time (whether before, on or subsequent to the SpinCo Value (or the Valuation Advice) being established) being greater or lesser than the SpinCo Value (or the Valuation Advice), and neither Parent or SpinCo, nor any of their respective affiliates or Representatives, shall have any liability for any such difference, adjustment or fluctuation.

(p)            The Redemption Consideration is not assignable, and no Record Holder may assign its rights to the Redemption Consideration without the express prior written consent of Parent or as expressly permitted pursuant to the Certification Procedures.

(q)            Notwithstanding anything to the contrary herein, no fractional SpinCo Shares will be allocated or credited to book-entry accounts in connection with the Redemption, nor will any cash payments be made in lieu of any such fractional share interests, and any such fractional share interests to which a Qualified Shareholder would otherwise be entitled pursuant to Section 3.4(b) to Section 3.4(f) shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. If there are Excess SpinCo Shares in the Escrow Account representing fractional interests that cannot be allocated after the expiration of the Escrow Period pursuant to the Final Stock Allocation, then SpinCo shall take such action as it deems necessary to cancel such Excess SpinCo Shares.

(r)            SpinCo shall not distribute cash or non-cash dividends until the expiration of the Escrow Period, and any breach of this Section 3.4.(r) shall not create any additional or further liability for Parent or SpinCo in respect of the Redemption Consideration (including in respect of the Base Proceeds or Excess Proceeds (as applicable)).

(s)            Until the SpinCo Shares are duly allocated in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Qualified Shareholders that have (and, where applicable, Record Holders receiving Base Proceeds and, if applicable, Excess Proceeds for the benefit of such Qualified Shareholders have) satisfied the Certification Procedures entitled to receive such SpinCo Shares as Record Holders of SpinCo Shares in accordance with the terms of the Redemption without requiring any action on the part of such Persons. SpinCo agrees that, subject to Section 3.4(h) and any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

(t)            Notwithstanding anything herein to the contrary, Parent, the Redemption Agent and any other applicable withholding agent shall be entitled to deduct and withhold with respect to any consideration payable pursuant to the Redemption such amounts as it is required to deduct or withhold with respect to the making of such payment under any applicable Tax Law. To the extent that any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and the Redemption as having been paid to the Person in respect of which such deduction or withholding was made.

Article IV
MUTUAL RELEASES; INDEMNIFICATION

4.1            Release of Pre-Redemption Claims.

(a)            SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, stockholders, directors, officers, agents or employees of any member of the SpinCo Group and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Redemption (including all decisions as to any allocation of Assets and Liabilities between the Parent Group and SpinCo Group and all agreements and arrangements implemented in connection with the pre-Separation reorganization) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)            Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Redemption and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c)            Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)             any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)            any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)            any Liability provided in or resulting from any other contract or agreement that is entered into after the Effective Time between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(v)            any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi)            any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if any portion of the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify, or procure from a Subsidiary the effective indemnification of, Parent for such portion of such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)            No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)            Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2            Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any SpinCo Liability;

(b)            any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)            any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)            except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Redemption; and

(e)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3            Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any Parent Liability;

(b)            any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)            any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)            except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Redemption; and

(e)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Information Statement or any other Disclosure Document, and all other information contained in the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4            Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)            The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article II or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)            The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)            The Parties intend that (i) any Liability subject to indemnification, contribution or reimbursement pursuant to Article II, this Article IV or Article V shall be increased to take into account any Taxes imposed on the Indemnitee (or any of its Affiliates) with respect to the receipt or accrual of an Indemnity Payment in respect of such Liability pursuant to and in accordance with Section 13.02 of the Tax Matters Agreement and (ii) Section 6.01 of the Tax Matters Agreement shall apply with respect to any Tax Benefit Actually Realized by an Indemnitee (or any of its Affiliates) as a result of incurring a Liability subject to indemnification.

4.5            Procedures for Indemnification of Third-Party Claims.

(a)            Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)            Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true in all material respects, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim; provided, further, that notwithstanding the foregoing, Parent shall have the right to assume control of any such Third-Party Claim: (i) relating to any actual or potential criminal matter or indictment; (ii) seeking an admission, finding or determination of wrongdoing or violation of Law by a Parent Indemnitee; (iii) initiated by a Governmental Authority; (iv) where a Parent Indemnitee has been advised by external counsel in writing that a conflict exists under applicable standards of professional conduct between a Parent Indemnitee and the Indemnifying Party in connection with the defense of such Third-Party Claim such that the Indemnifying Party cannot adequately represent the interests of a Parent Indemnitee; (v) where an adverse determination with respect to, or the Indemnifying Party’s conduct of the defense of, such Third-Party Claim is reasonably likely to be materially adverse to a Parent Indemnitee’s reputation or continuing business interests; (vi) where the Parent Indemnitee reasonably believes that a Parent Indemnitee will not be indemnified hereunder with respect to such Third-Party Claim or (vii) relating to the matters described in Item 3 of Schedule 2.3(a)(vii) for which indemnification may be sought by a Parent Indemnitee. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any or all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. If an Indemnifying Party has failed to assume the defense of such Third-Party Claim in accordance with this Section 4.5(b), it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(c)            Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)            Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, and without limiting the rights of the Parent Indemnitee pursuant to the first sentence of Section 4.5(b), if outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e)            No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party may seek to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim; provided that, notwithstanding the foregoing, neither SpinCo nor any of its Affiliates may settle or compromise any Third-Party Claim that is related to the matters described in Item 3 of Schedule 2.3(a)(vii) for which indemnification is being sought by a Parent Indemnitee without the prior written consent of Parent. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)            Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). Notwithstanding anything in this Agreement to the contrary, in the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6            Additional Matters.

(a)            Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)            Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)            Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)            Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)            Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7            Right of Contribution.

(a)            Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)            Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8            Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9            Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10            Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Article V
CERTAIN OTHER MATTERS

5.1            Insurance Matters.

(a)            Cooperation. Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage. Other than in respect of any breach by Parent of Section 5.1(d), in no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have any liability or obligation whatsoever to any member of the SpinCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)            Ownership of Policies. From and after the Effective Time, Parent or one (1) or more members of the Parent Group shall own all Parent Policies. From and after the Effective Time, SpinCo or one (1) or more members of the SpinCo Group shall own all SpinCo Policies. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Parent Policies or shall be construed to waive any right or remedy of any member of the Parent Group in respect thereof. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the SpinCo Policies or shall be construed to waive any right or remedy of any member of the SpinCo Group in respect thereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any Policy.

(c)            Shared Policies.

(i)            From and after the Effective Time, with respect to any Liability incurred prior to the Effective Time by any member of the SpinCo Group that constitutes a SpinCo Liability, Parent will provide SpinCo with access to, and SpinCo may make claims under (and be entitled to applicable Insurance Proceeds resulting from or arising out of any such claims), the Parent Shared Policies, but solely to the extent that such policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(A)            SpinCo shall notify Parent, as promptly as practicable, of any claim made by SpinCo pursuant to this Section 5.1(c)(i);

(B)            SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the other members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(c)(i), whether such claims are made by SpinCo, its employees or third Persons; and

(C)            SpinCo shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(c)(i). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party. A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(D)            In the event that any member of the Parent Group incurs any Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under the SpinCo Shared Policies, the same process pursuant to this Section 5.1(c)(i) shall apply, substituting “Parent” for “SpinCo” and “SpinCo” for “Parent”, including for purposes of the first sentence of Section 5.1(c)(iv).

(ii)            Except as provided in Section 5.1(c)(i), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business.

(iii)            Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any Policies of Parent or any member of the Parent Group pursuant to this Section 5.1(c), shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable Policies; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable Policies.

(iv)            All payments and reimbursements by SpinCo pursuant to this Section 5.1(c) will be made within forty-five (45) days after SpinCo’s receipt of an invoice therefor from Parent. Parent shall retain the exclusive right to control its Policies and insurance programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its Policies and insurance programs and to amend, modify or waive any rights under any such Policies and insurance programs, notwithstanding whether any such Policies or insurance programs apply to any SpinCo Liabilities or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of the Parent Policies and insurance programs, or amend, modify or waive any rights under any such Parent Policies and insurance programs. SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable Policy.

(v)            SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and insurance practices of Parent and the other members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any Policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(d)            Director and Officers Liability Insurance Policies.    Parent shall not amend the terms of, nor cancel, terminate or permit the cancellation or termination of, the directors and officers liability insurance Policy set forth on Schedule 5.1(d) (or any replacement policy in accordance with clauses (iii) or (iv) of this Section 5.1(d)) except (i) upon at least ninety (90) days’ prior written notice to SpinCo, (ii) with SpinCo’s prior written consent, not to be unreasonably withheld, conditioned or delayed, (iii) to the extent Parent obtains replacement coverage with terms, conditions, retentions and limits of liability that are substantially comparable to the directors and officers liability insurance Policy set forth on Schedule 5.1(d) with respect to any matter claimed against a director, manager or officer of any member of the SpinCo Group by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time, or (iv) in connection with the cancellation and replacement or amendment of the directors and officers liability insurance Policy set forth on Schedule 5.1(d) following any future public listing of Parent’s ordinary shares on any national stock exchange.

5.2            Payment Terms.

(a)            Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (or a member of such Party’s Group), on the one hand, to the other Party (or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)            Without the written consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by any Party under this Agreement shall be made in U.S. dollars. Except as expressly provided in this Agreement, for all purposes of this Agreement (including, for the avoidance of doubt, the calculation of the SpinCo Retained Cash Amount), any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., United States Eastern Standard Time two (2) Business Days prior to the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided in this Agreement, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

(c)            Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement and except of any amount payable pursuant to or in connection with the Redemption Consideration, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of a notice of non-payment) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

5.3            Treatment of Payments for Tax Purposes. For all applicable Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 13.01 of the Tax Matters Agreement.

5.4            Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Redemption has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.5            Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1            Agreement for Exchange of Information.

(a)            Parent and SpinCo shall use commercially reasonable efforts to transfer the SpinCo Books and Records and the Parent Books and Records, as applicable, to the other Party or another member of its Group prior to or at the Effective Time. To the extent any SpinCo Books and Records or Parent Books and Records are not so transferred at the Effective Time, the Transition Committee shall work in good faith to determine procedures for the delivery of such SpinCo Books and Records or Parent Books and Records, as applicable (the “Agreed Procedures”); provided that, unless otherwise mutually agreed by the Parties, the Parties will only be required to provide the SpinCo Books and Records and Parent Books and Records, as applicable, (i) in electronic form (unless such records only exist in non-electronic form, it being understood that neither Party shall be obligated to create electronic copies of any such records) and (ii) in the form, condition and format in which they then exist, and will not be required to perform any improvement, modification, conversion, updating or reformatting of any SpinCo Books and Records or Parent Books and Records. Following the Effective Time, the Parties shall, and shall cause the members of their respective Groups to, deliver the SpinCo Books and Records and the Parent Books and Records, as applicable, in accordance with the Agreed Procedures.

(b)            Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, at or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of either Party under Section 6.4. Further, if either Party desires to make a Bulk Request, the requesting Party shall submit a written request to the other Party specifying in detail the information being requested and, following receipt of such written Bulk Request, the requested Party shall prepare and deliver a written response to the requesting Party within ten (10) business days of such receipt of such written Bulk Request, which response shall include the time period that the requested Party needs for delivery of the information included in such Bulk Request. “Bulk Request” shall mean a request (or series of related requests) (x) during the ninety (90) days immediately following the Closing, for more than one hundred (100) documents in a week and (y) thereafter, for more than one hundred (100) documents in a month.

(c)            Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Redemption Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Redemption Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable, as applicable, (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, or other applicable reporting obligations; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2            Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such information.

6.3            Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4            Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information of the other Party in their respective possession or control at the Effective Time (including all information stored in applicable servers, databases and physical archival locations) in substantial accordance with the policies of Parent as in effect at the Effective Time, including any legal hold or other document preservation obligation or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies SpinCo in writing of any such change that is material, and such policies do not intentionally materially adversely discriminate against information of SpinCo as compared to information of Parent). No Party will destroy, or permit any of its Subsidiaries to destroy, any information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction. Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement will exclusively govern the retention of employment and benefits related records.

6.5            Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6            Other Agreements Providing for Exchange of Information.

(a)            The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)            Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall use commercially reasonable efforts to (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) thereafter, deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7            Production of Witnesses; Records; Cooperation.

(a)            After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses or to provide information and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)            If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses or to provide information and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)            Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions described in clauses (a) or (b) of this Section 6.7.

(d)            The obligation of the Parties to provide witnesses and information pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide directors, officers, employees, other personnel and agents as witnesses or to provide information without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8            Privileged Matters.

(a)            The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform or receive such services.

(b)            The Parties agree as follows:

(i)            Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group;

(ii)            SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group; and

(iii)            If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c)            Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)            If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)            In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)            Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)            In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9            Confidentiality.

(a)            Confidentiality. Subject to Section 6.10, and without prejudice to any longer period or separate provisions that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the three (3)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the Redemption Date) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing three (3)-year period, Parent’s and SpinCo’s obligations with respect to confidential and proprietary information that constitutes Trade Secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a Trade Secret. Unless otherwise specified in this Agreement or any Ancillary Agreement, if any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services. Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of confidential information contained in this Agreement.

(b)            No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices or physical archival back-up versions of such information maintained in storage locations; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)            Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information (including personal health information) relating to, Third Parties in accordance with the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10            Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11            Commingled Records. The Parties acknowledge and agree that, as a result of the historical association of the SpinCo Business and the Parent Business, there exist significant quantities of books and records and other Tangible Information that include both Tangible Information pertaining to the SpinCo Business and Tangible Information pertaining to the Parent Business in such a manner that the Tangible Information relating to one may not readily or practically be separable from the Tangible Information relating to the other (such as emails and other unstructured data and physical archival documents) and, further, that it may be the case that each Group, following the Effective Time, will control, possess or have access to Tangible Information that relates exclusively to the Business of the other Group (such Tangible Information controlled or possessed by or available to a Group that relates exclusively to the business of the other Group, the “Commingled Excluded Information”). While the Parties acknowledge and agree that it is not practicable or necessary for a Group to sort, separate, purge, delete, redact or return all of its Commingled Excluded Information, each Party shall use commercially reasonable efforts to (i) at least once following the Effective Time, reasonably inform its respective employees or other personnel who may have access to Commingled Excluded Information of their obligations with respect to such Commingled Excluded Information, including under Section 6.9 hereof, and (ii) upon identifying Tangible Information that contains or is commingled with Commingled Excluded Information, avoid using or disclosing Commingled Excluded Information other than in accordance with this Article VI.

Article VII
DISPUTE RESOLUTION

7.1            Transition Committee. Subject to Section 7.5, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets or Parent Assets, any Liabilities are SpinCo Liabilities or Parent Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the Transition Committee (the “Initial Notice”). Following the delivery of the Initial Notice, the Transition Committee shall attempt to resolve the Dispute through the procedures it is empowered to adopt in accordance with Section 2.13. If the Transition Committee is unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice, the Parties shall enter into good-faith negotiations in accordance with Section 7.2 and Section 7.3.

7.2            Good-Faith Officer Negotiation. If a Dispute is not resolved pursuant to Section 7.1 and the Transition Committee does not include at least one Authorized Representative from each Party, the Transition Committee shall provide written notice thereof to each Party (the “Officer Negotiation Request”). Within thirty (30) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute (each, an “Authorized Representative”). All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.3.

7.3            CEO Negotiation. If any Dispute is not resolved pursuant to Section 7.2, the Transition Committee shall provide written notice of such Dispute to the Chief Executive Representative of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable but no later than twenty (20) days following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to mediation in accordance with Section 7.4.

7.4            Mediation. In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 7.3, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as modified herein. The mediation shall be held in (i) New York City, New York, or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have fifteen (15) days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within fifteen (15) days of receipt of a Mediation Request, then any Party may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. If the Dispute has not been resolved within thirty (30) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, either Party may commence litigation in accordance with Section 10.2; provided, however, that if one Party fails to participate in the mediation, the other Party may commence litigation in accordance with Section 10.2 prior to the expiration of the time periods set forth above.

7.5            Litigation. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2, Section 7.3 and Section 7.4 if such action is reasonably necessary to avoid irreparable damage.

7.6            Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

Article VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1            Further Assurances.

(a)            In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the requesting Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)            On or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)            Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2            Use of Marks.

(a)            Parent Marks.

(i)            Neither SpinCo nor any member of the SpinCo Group shall have any rights in or to the Parent Marks under this Agreement, except as expressly provided in this Section 8.2 and subject to the terms and conditions hereof. The SpinCo Business may temporarily (except as provided in Section 8.2(a)(ii)) continue to use the Trademarks included in the Parent Marks following the Effective Time, solely to the extent not prohibited by applicable Law, and solely to the extent and in the same manner as used by the SpinCo Business prior to the Effective Time, so long as SpinCo shall, and shall cause each member of the SpinCo Group to, (A) immediately after the Effective Time cease to hold itself and each other member of the SpinCo Group out as having any affiliation with Parent or any member of the Parent Group, (B) use the Parent Marks with goods and services and otherwise in a manner associated, in each case, with at least as high a degree of quality as immediately prior to the Effective Time, and (C) use reasonable best efforts to minimize and eliminate use of the Parent Marks by the SpinCo Business from and after the Effective Time; provided, that as soon as reasonably practicable after the Closing Date (and in any event within twelve (12) months thereafter) SpinCo shall, and shall cause each member of the SpinCo Group to, (X) cease and discontinue use, as a Trademark, of all Parent Marks and (Y) complete the removal of the Parent Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials and other assets; provided, further, that products of the SpinCo Business in finished goods inventory (to the extent the same bear any of the Parent Marks on or within twelve (12) months of the Effective Time) may be disposed of without remarking in the ordinary course of business until the date that is eighteen (18) months following the Effective Time or until the supply is exhausted, whichever is the first to occur; provided, further, that to the extent a particular use by SpinCo or any member of the SpinCo Group of a Parent Mark is required by applicable Law or may be necessary to maintain the necessary Permits to continue to manufacture, commercialize, distribute or sell SpinCo Business products, SpinCo or such member shall be permitted to continue to use such Parent Mark for such use solely to the extent and for such period as such use is required by applicable Law so long as SpinCo and each applicable member of the SpinCo Group uses reasonable best efforts to cease use of such Parent Mark throughout such period of use, including to obtain any Approvals or Notifications required to cease such use.

(ii)            Subject to Section 8.2(c), the temporary nature of the rights granted in this Section 8.2(a) and the obligation in this Section 8.2(a) for the SpinCo Business to minimize, eliminate, and cease and discontinue use of, or remove, the Parent Marks shall not apply to its use of the items identified on Schedule 8.2(a)(ii) hereof (subject to Parent’s continued right to enforce reasonable quality control measures with respect to the use of such items to the extent incorporating a Parent Mark).

(iii)            Subject to Section 8.2(c), to the extent any member of the SpinCo Group has any rights in any Parent Marks, each member of the Parent Group shall be licensed under such rights to use the Parent Marks in the ordinary course of business consistent with its manner of use of the other Parent Marks.

(iv)            Any and all goodwill that arises from use of the Parent Marks by SpinCo or any member of the SpinCo Group shall inure solely to the benefit of Parent or the other members of the Parent Group, as applicable.

(b)            SpinCo Marks.

(i)            Neither Parent nor any member of the Parent Group shall have any rights in or to the SpinCo Marks under this Agreement, except as expressly provided in this Section 8.2(b) and subject to the terms and conditions hereof. The Parent Business may temporarily (except as provided in Section 8.2(b)(ii)) continue to use the Trademarks included in the SpinCo Marks following the Effective Time, solely to the extent not prohibited by applicable Law, and solely to the extent and in the same manner as used by the Parent Business prior to the Effective Time, so long as Parent shall, and shall cause each member of the Parent Group to, (A) immediately after the Effective Time cease to hold itself and each other member of the Parent Group out as having any affiliation with SpinCo or any member of the SpinCo Group, (B) use the SpinCo Marks with goods and services and otherwise in a manner associated, in each case, with at least as high a degree of quality as immediately prior to the Effective Time, and (C) use reasonable best efforts to minimize and eliminate use of the SpinCo Marks by the Parent Business from and after the Effective Time; provided, that as soon as reasonably practicable after the Closing Date (and in any event within twelve (12) months thereafter) Parent shall, and shall cause each member of the Parent Group to, (X) cease and discontinue use, as a Trademark, of all SpinCo Marks and (Y) to the extent practicable complete the removal of the SpinCo Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials and other assets; provided, further, that products of the Parent Business in finished goods inventory (to the extent the same bear any of the SpinCo Marks on or within twelve (12) months of the Effective Time) may be disposed of without remarking in the ordinary course of business until the date that is eighteen (18) months following the Effective Time or until the supply is exhausted, whichever is the first to occur; provided, further, that to the extent a particular use by Parent or any member of the Parent Group of a SpinCo Mark is required by applicable Law or may be necessary to maintain the necessary Permits to continue to manufacture, commercialize, distribute or sell Parent Business products or services, Parent or such member shall be permitted to continue to use such SpinCo Mark for such use solely to the extent and for such period as such use is required by applicable Law so long as Parent and each applicable member of the Parent Group uses reasonable best efforts to cease use of such SpinCo Mark throughout such period of use, including to obtain any Approvals or Notifications required to cease such use.

(ii)            Subject to Section 8.2(c), the temporary nature of the rights granted in this Section 8.2(b) and the obligation in this Section 8.2(b) for the Parent Business to minimize, eliminate, and cease and discontinue use of, or remove, the SpinCo Marks shall not apply to its use of the items identified on Schedule 8.2(b)(ii) hereof (subject to SpinCo’s continued right to enforce reasonable quality control measures with respect to the use of such items to the extent incorporating a SpinCo Mark).

(iii)            Subject to Section 8.2(c), to the extent any member of the Parent Group has any rights in any SpinCo Marks, each member of the SpinCo Group shall be licensed under such rights to use the SpinCo Marks in the ordinary course of business consistent with its manner of use of the other SpinCo Marks.

(iv)            Any and all goodwill that arises from use of the SpinCo Marks by Parent or any member of the Parent Group shall inure solely to the benefit of SpinCo or the other members of the SpinCo Group, as applicable.

(c)            The Parties hereto acknowledge and agree that, as a result of the historic use by the SpinCo Business and the Parent Business of the Parent Marks and the SpinCo Marks, including as corporate names, in connection with products and marketing materials, and otherwise, the Parties and their Group members have historically been associated with the Parent Marks and the SpinCo Marks. Notwithstanding any allocation of rights or ownership of the Parent Marks or the SpinCo Marks as between the Parent Group and SpinCo Group, the Parties intend to avoid, and will cooperate in good faith to address, any confusion or other issues that may arise in connection with either Party’s or members of its Group’s use of or historic association with the Parent Marks or the SpinCo Marks, including by the decision of each of the Parties to re-brand and transition away from significant Trademark usage of the Parent Marks and the SpinCo Marks.

8.3            Non-Competition.

(a)            Non-Competition. SpinCo covenants and agrees that, from the Effective Time until the second (2nd) anniversary of the Redemption Date, it will not, and will cause each other member of the SpinCo Group not to, directly or indirectly, own, invest in, operate, manage, control, participate or engage in any Prohibited Business without the prior written consent of Parent; provided, that nothing in this Section 8.3(a) will prohibit (i) the ownership by SpinCo or any member of the SpinCo Group of debt, equity or any other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than 5% of such class of securities of such Person, (ii) SpinCo from engaging in a Prohibited Business to the extent that SpinCo’s revenues in respect of the Prohibited Business represent no more than 1% of SpinCo’s consolidated revenues or (iii) any member of the SpinCo Group from exercising its rights or performing or complying with its obligations under this Agreement or any Ancillary Agreement.

(b)            Remedies; Enforcement. SpinCo acknowledges and agrees that (i) injury to Parent from any breach of the obligations of SpinCo set forth in this Section 8.3 would be irreparable and impossible to measure and (ii) the remedies at law for any breach or threatened breach of this Section 8.3, including monetary damages, would therefore be inadequate compensation for any loss and Parent shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 10.13, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. SpinCo understands and acknowledges that the restrictive covenants and other agreements contained in this Section 8.3 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 8.3 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 8.3 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made. Any such adjudication of invalidity or unenforceability shall not affect the validity or enforceability of such provision or portion thereof in any other jurisdiction where it remains lawful and enforceable.

(c)            The term “Prohibited Business” shall mean, for purposes of this Section 8.3, the research, commercialization, development, manufacture, use, marketing or distribution of Acthar® Gel or Xiaflex®, including any product containing corticotropin or collagenase as an active ingredient, and any analog, reformulation, improvement, enhancement, combination, refinement, recombinant form, fragment, or modified form of any of the foregoing, or any product that is a generic or biosimilar, generically equivalent or functionally or therapeutically equivalent or similar to, or intended for the same or any similar therapeutic indication, use or patient population as either such product.

8.4            Patent Covenant Not to Sue. It is the current understanding of the Parties that neither the conduct of the SpinCo Business as of the Effective Time practices any Patents included in the Parent Assets nor the conduct of the Parent Business as of the Effective Time practices any Patents included in the SpinCo Assets. Notwithstanding the foregoing, each Party hereby covenants and agrees, effective as of the Effective Time, that neither it nor its Group shall bring any Action against the other Party or its Group or their direct customers or suppliers alleging that (i) (where such Action is brought against any member of the SpinCo Group or its direct customers or suppliers) the conduct of the businesses of any member of the SpinCo Group that is substantially the same as the conduct of the SpinCo Business as of the Effective Time infringes a Covered Parent Patent or (ii) (where such Action is brought against any member of the Parent Group or its direct customers or suppliers) the conduct of the businesses of the Parent Group that is substantially the same as the conduct of the Parent Business as of the Effective Time infringes any Covered SpinCo Patent. A “Covered Parent Patent” means a Patent included in the Parent Assets that was practiced, or absent a right thereto would have been infringed, by the conduct of the SpinCo Business as of the Effective Time. A “Covered SpinCo Patent” means a Patent included in the SpinCo Assets that was practiced, or absent a right thereto would have been infringed, by the conduct of the Parent Business as of the Effective Time.

8.5            Other Intellectual Property Cross-License.

(a)            Effective as of the Effective Time, Parent, on behalf of itself and the Parent Group, hereby grants to each member of the SpinCo Group a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 8.5(g)), non-sublicensable (except as provided pursuant to Section 8.5(e)) license under all Intellectual Property Rights (other than Patents, Marks, Internet Properties and Registered IP) included in the Parent Assets that are owned by the Parent Group and that are used or held for use in and related to the SpinCo Business to use, reproduce, distribute, disclose, make, modify, improve, display, perform, create derivative works of and otherwise exploit the SpinCo Technology, in each case, solely with respect to the SpinCo Business and natural evolutions thereof; it being understood that the foregoing license does not require the delivery or disclosure to the SpinCo Group of any assets, know-how or Technology.

(b)            Effective as of the Effective Time, SpinCo, on behalf of itself and the SpinCo Group, hereby grants to each member of the Parent Group a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 8.5(g)), non-sublicensable (except as provided pursuant to Section 8.5(e)) license under all Intellectual Property Rights (other than Patents, Marks, Internet Properties and Registered IP) included in the SpinCo Assets that are owned by the SpinCo Group and that are used or held for use in and related to the Parent Business to use, reproduce, distribute, disclose, make, modify, improve, display, perform, create derivative works of and otherwise exploit the Technology included in the Parent Assets, in each case, solely with respect to the Parent Business and natural evolutions thereof; it being understood that the foregoing license does not require the delivery or disclosure to the Parent Group of any assets know-how or Technology.

(c)            License Term. Each license granted under Section 8.5(a) and Section 8.5(b), respectively, will continue until the final expiration, abandonment, or entering into the public domain of all Intellectual Property Rights licensed under such license.

(d)            Transfer of Licenses by Licensors. Nothing set forth herein shall restrict the Parent Group or SpinCo Group, as the case may be (each, in their capacities as licensors under this Section 8.5, the “Licensors”), from transferring, abandoning, assigning, pledging or licensing any Intellectual Property Rights owned by them and licensed hereunder to the SpinCo Group or Parent Group, respectively (each, in their capacities as licensees under this Section 8.5, the “Licensees”); provided that any transfer, assignment, pledge or license of such Intellectual Property Rights shall be subject to the licenses granted in this Section 8.5.

(e)            Sublicensing. No Licensee may sublicense the license granted to them under this Section 8.5 to a third party except (i) as provided pursuant to Section 8.5(f), or (ii) in connection with the operation of their business in the ordinary course and on terms that are no less protective and restrictive than the terms under which Licensee licenses its own like Intellectual Property Rights. Without limiting the foregoing, any sublicense, distribution, display, performance or other disclosure to a third party by any Licensee of any Trade Secrets or confidential information licensed to them under this Section 8.5 shall be subject to the following: (A) each Licensee shall, and shall require its sublicensees or other third parties to whom it provides or discloses the Trade Secrets and confidential information licensed to the Licensee under this Section 8.5, to treat such Trade Secrets and confidential information with at least the same degree of care as such Licensee treats their own similar Trade Secrets and confidential information, but in no event with less than reasonable care; and (B) shall not disclose any Trade Secrets or confidential information licensed to Licensee under this Section 8.5 to a third party, except in connection with the disclosure of such Licensee’s own confidential information or Trade Secrets of at least comparable importance and value; and

(f)            Rights of Subsidiaries. Any licenses granted pursuant to this Section 8.5 extend to each entity that is Parent or SpinCo’s Subsidiary, as applicable, but only for so long as such entity is a Subsidiary of Parent or SpinCo, respectively, and, accordingly, except as provided in this Section 8.5(f), the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party. If a Party divests a Subsidiary, or business unit, actively engaged in a business (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary of, or such business unit is no longer owned by, such Party, upon providing written notice of such divestiture to the other Party, such Party may grant the divested entity or new owner of such business unit a sublicense under the licenses granted to such Party pursuant to this Section 8.5, provided that such sublicense shall only extend to the products, services and other business operations of such divested entity or business unit at the time it ceased to be a Subsidiary or business unit of such Party, and natural evolutions thereof that are of the same general type, and not to the products, services or other business operations of any third party. Such sublicense granted to the divested entity or new owner of such business unit in accordance with the foregoing shall not affect or limit the licenses granted to the Licensees or the obligations and duties of the Licensees hereunder.

(g)            Transfer of Licenses by Licensees. Except as expressly set forth herein, no Licensee may assign, transfer, or permit the assumption of the licenses nor any of the rights or benefits granted to them pursuant to this Section 8.5 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the prior written consent of, in the case of assignment or transfer by the Parent Group Licensees, SpinCo or, in the case of the assignment or transfer by the SpinCo Group Licensees, Parent. Notwithstanding the foregoing, a Licensee Party may assign such licenses to a third party, or permit a third party to assume such licenses, in whole or in relevant part, in connection with, or as a result of, the acquisition of such Licensee Party (whether by equity or asset sale or merger or otherwise) by, or the sale of substantially all of the assets of such Licensee Party to which the license relates to, such third party; provided that such third party assumes all of the applicable obligations of such Licensee Party by operation of law or by express assignment, as the case may be. Any purported assignment or transfer of such licenses, rights or benefits in violation of this Section 8.5(g) shall be null and void ab initio.

(h)            Rights in Bankruptcy. All rights and licenses granted to a Licensee Party as licensee under this Section 8.5 are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. Each Licensor acknowledges that each Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

(i)            Except for the rights and licenses to Intellectual Property Rights expressly set forth in Section 8.2, Section 8.4 or this Section 8.5 (which rights and licenses are, for the avoidance of doubt, non-exclusive), no rights or licenses to Intellectual Property Rights are granted hereunder by a Party or Licensor to the other Party or Licensee by implication, estoppel or otherwise. None of the rights or licenses to Intellectual Property Rights granted to the SpinCo Group under Section 8.4 or this Section 8.5 shall extend to the research, development, manufacture, commercialization, use, marketing or distribution of Acthar® Gel or Xiaflex®, including any product containing corticotropin or collagenase as an active ingredient, and any analog, reformulation, improvement, enhancement, combination, refinement, recombinant form, fragment, or modified form of any of the foregoing, or any product that is a generic or biosimilar, generically equivalent or functionally or therapeutically equivalent or similar to either such product.

Article IX
TERMINATION

9.1            Termination. This Agreement and all Ancillary Agreements may be terminated and the Redemption may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2            Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article X
MISCELLANEOUS

10.1          Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement and each Ancillary Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)            This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Redemption and would not have been entered into independently.

(c)            Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by it and constitute valid and binding agreements of it enforceable in accordance with the terms thereof.

(d)            Each Party acknowledges that it and each other Party may execute this Agreement and certain of the Ancillary Agreements by facsimile, stamp, electronic or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp, electronic or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or such Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, electronic or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement or any Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)            Each Party hereto irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 10.5; provided that (I) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (II) each such Party’s consent to jurisdiction and service contained in this Section 10.2(b) is solely for the purpose referred to in this Section 10.2(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c)            EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.3           Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4         Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement. Without limitation of the foregoing sentence of this Section 10.4, the provisions of this Agreement are not intended to confer on any Record Holder or Street Name Holder any rights or remedies hereunder and this Agreement shall not provide any such person with any remedy, claim, Liability, reimbursement, claim or action or other right.

10.5          Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland
Attention:	Executive Vice President and Chief Legal Officer
E-mail:	Mark.Tyndall@mnk.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Victor Goldfeld
Email:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com

If to SpinCo, to:

Par Health, Inc.
675 McDonnell Blvd
Hazelwood, MO 63042
Attention:	Chief Legal Officer and Corporate Secretary
E-mail:	maletta.matthew@endo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Victor Goldfeld
Email:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland
Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

10.6          Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7          Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8          No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9          Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Redemption, and any Ancillary Agreement, the Separation, the Information Statement, the Separation Step Plan and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.10         Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11        Survival. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Redemption and shall remain in full force and effect.

10.12        Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13        Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14        Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15        Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 10, 2025.

10.16         Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any consequential, indirect, incidental, punitive, exemplary, remote, speculative or similar damages (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17        Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18        Mutual Drafting; Precedence.

(a)            This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

(b)            In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Ancillary Agreements (other than the Transfer Documents) (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transfer Agreements, the terms of this Agreement shall control to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson
	Name:	Sigurdur Olafsson
	Title:	President and Chief Executive Officer

PAR HEALTH, INC.

By:	/s/ Stephen Welch
	Name:	Stephen Welch
	Title:	President and Chief Executive Officer

[Signature Page to Separation Agreement]